Exhibit 99.1 News Release 2010-7 Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Reports Record Full Year 2009 Revenue, Growing 6 Percent over Full Year 2008

Fourth Quarter 2009 Revenue of $621 Million Advances 2 Percent as Compared to Prior Year Period

Luxembourg, March 9, 2010

Intelsat S.A., the world’s leading provider of fixed satellite services, today reported results for the three months and year ended December 31, 2009.

Intelsat S.A. reported revenue of $620.8 million and a net loss of $97.0 million for the three months ended December 31, 2009. The company also reported Intelsat S.A. EBITDAii, or earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization, of $454.0 million, and Intelsat Luxembourg Adjusted EBITDAii of $488.9 million, or 79 percent of revenue, for the three months ended December 31, 2009.

Intelsat S.A. also reported revenue of $2.5 billion and a net loss of $781.7 million for the year ended December 31, 2009. The net loss includes non-cash charges of $499.1 million incurred in the first quarter of 2009 for orbital location impairments. The company also reported Intelsat S.A. EBITDA of $1.4 billion and Intelsat Luxembourg Adjusted EBITDA of $2.0 billion, or 79 percent of revenue, for the year ended December 31, 2009.

“2009 was a record revenue year for Intelsat, reflecting the continued strength of the fixed satellite services sector. Our growth was fueled by the diverse capabilities of our global network, which provides critical infrastructure for network services, media and government customers,” said Intelsat CEO, David McGlade. “In 2009 we signed a number of significant customer agreements that reflect our strategic goals of expanding direct-to-home neighborhoods for regional service providers, being the commercial satellite services supplier of choice for military operations and providing bandwidth for telecom and data service providers. These agreements increased our revenue backlog from $8.8 billion at year end 2008 to $9.4 billion at year end 2009.”

Intelsat S.A.

23, avenue Monterey, L-2086 Luxembourg www.intelsat.com T +352 24-87-9920

F +352 24-87-9930

R.C.S. Luxembourg B 149970

“The year was also an important period in Intelsat’s longer-term strategy to refresh and upgrade fleet capacity in targeted regions,” McGlade continued. “We have successfully launched three satellites since November 23, 2009 that will provide growth capacity for our customers, while enabling us to move replaced satellites to other locations in our network. Combined with other strategic moves, such as our recent acquisition of the ProtoStar 1 satellite, which is expected to enter service as Intelsat 25 in the second quarter of 2010, we continue to enhance what we believe is the world’s premier satellite fleet for the benefit of our global customer base.”

Business Highlights

•

Intelsat’s revenue grew 6 percent to $2.5 billion, and Intelsat Luxembourg Adjusted EBITDA grew 7 percent to $2.0 billion, in 2009 as compared to 2008[i], reflecting the benefits of Intelsat’s diversified customer sets and underscoring the stability of the FSS sector. Growth was driven by the continued strength of Intelsat’s network services business, which grew 7 percent to $1.2 billion, and the outstanding performance of the government business, which grew 21 percent to $424.4 million. Growth in these two customer sets was due primarily to strong demand for communications infrastructure in emerging regions, growth in mobile communications and demand for global solutions. The performance of the media business, which declined 4 percent to $778.7 million for the full year 2009, was attributed primarily to difficulties faced by our U.S. media customers in a slow economy. Revenue in 2009 also included $44.1 million from launch vehicle resales conducted by our satellite-related services business.

•

Intelsat’s network services business continued to grow due to demand for capacity supporting data networking. Oil and gas industry solutions provider, Schlumberger Global Connectivity Services, renewed and extended services on multiple satellites. Networking infrastructure provider, Gateway Communications Africa (UK) Ltd., contracted for multiple services under a long term agreement for capacity on Intelsat New Dawn.

•

Intelsat expanded and renewed relationships with media customers. Turner Broadcasting System, Inc., currently a customer on eight of Intelsat’s satellites, procured new capacity on the Horizons-2 satellite for expanded contribution capabilities in North America. Latin American media services provider, Telepuerto Internacional Buenos Aires Satellite Capacity S.A., contracted for new long term service on Intelsat 11.

•

On January 26, 2010, the United States Navy awarded Intelsat General Corporation (“IGC”), a subsidiary of Intelsat S.A., a contract under the Commercial Broadband Satellite Program. Under the program, IGC will be the prime contractor for all of the U.S. Navy’s global satellite capacity requirements in the C-, Ku- and X-bands. The contract award, an indefinite delivery, indefinite quantity (“IDIQ”) program with a total potential value of $543 million, is currently delayed pending the outcome of a formal protest filed by other bidders.

•

Intelsat’s satellite development and launch programs continue to progress. The Intelsat 14 and Intelsat 15 satellites, which encountered launch delays in the third and fourth quarter of 2009, were successfully launched on November 23 and 30, 2009, respectively. The launch delays, which resulted in postponed availability of new capacity, are expected to slow growth in the first half of 2010. On February 12, 2010, the Intelsat 16 satellite was successfully launched, as planned. Intelsat currently has eight satellites in development, one of which, Intelsat New Dawn, is currently expected to launch in late 2010. In addition to these announced programs, Intelsat expects to procure two additional replacement satellites. With the exception of one, all of these satellites are expected to be launched by the end of 2012. Meanwhile, the recently purchased Intelsat 25 satellite is expected to complete its drift and test period, entering service at 328.5° east longitude in early second quarter 2010.

•	Intelsat’s average fill rate on its approximately 2,025 station-kept transponders was 83 percent at December 31, 2009.

•

On October 20, 2009, our indirect subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), completed an offering of $500.0 million aggregate principal amount at maturity of 8 1/2% Senior Notes due 2019, which yielded $487.1 million of cash proceeds at issuance (“the 2009 Jackson Notes Offering”). Upon consummation of the 2009 Jackson Notes Offering, Intelsat Jackson paid a dividend to Intelsat (Luxembourg) S.A. (“Intelsat Luxembourg”) in an amount equal to the purchase price paid by Intelsat Luxembourg to purchase $400.0 million face amount of the Intelsat (Luxembourg) S.A. 11 1/2% / 12 1/2% Senior PIK Election Notes due 2017 (“the 2017 PIK Notes”) at a discount. Intelsat Luxembourg then canceled the purchased 2017 PIK Notes. After giving effect to the purchase of the 2017 PIK Notes and fees and expenses related thereto and the 2009 Jackson Notes Offering, $101.1 million of the proceeds from the 2009 Jackson Notes Offering remained available for general purposes.

•

On December 15, 2009, Intelsat completed the migration of the jurisdiction of organization of Intelsat, Ltd. and certain of its parent holding companies and subsidiaries from Bermuda to Luxembourg. The company’s headquarters are now in Luxembourg. The migration domiciles Intelsat in a stable jurisdiction that is familiar with the fixed satellite services sector and has established tax treaties with the countries in which Intelsat does business.

Financial Results for the Three Months Ended December 31, 2009

Revenue for the three months ended December 31, 2009 increased by $12.0 million, or 2 percent, to $620.8 million as compared to $608.8 million for the three months ended December 31, 2008. Strong renewals, expansion of existing contracts, new business and improved contract terms contributed to the overall favorable trend. By service type, revenue increased or decreased due to the following:

•

Transponder services—an aggregate increase of $16.0 million, due primarily to a $14.5 million increase in revenue from government customers, resulting from new business and strong renewals, a portion of which was related to capacity resold from third parties. Additionally, a $6.5 million increase in revenues from network services customers, resulting from new business, service expansions and strong renewals, primarily in the Latin America and Caribbean, the Europe and the Africa and Middle East regions, was partially offset by a $5.0 million decline in revenues from media customers, primarily in the Latin America and Caribbean region.

•	Managed services—an aggregate decrease of $3.2 million, primarily from reduced occasional use video services due to fewer events in the fourth quarter of 2009 as compared to the same period in 2008.

•	Mobile Satellite Services and Other—an aggregate increase of $2.0 million, primarily due to increased revenue from sales of customer premises equipment primarily for government customers.

•

Channel—a decrease of $2.7 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend expected to continue.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue decreased by $3.5 million, or 3 percent, to $104.2 million for the three months ended December 31, 2009 as compared to the three months ended December 31, 2008. The decrease was primarily due to the following:

•	a decrease in launch vehicle resale costs from the recognition of $14.4 million in expense in fourth quarter of 2008 to no similar costs incurred in the fourth quarter of 2009; partially offset by

•	a $9.0 million increase in cost of sales, primarily from increases in equipment and third-party capacity purchases in the fourth quarter of 2009.

•

Selling, general and administrative expenses increased by $36.0 million, or 71 percent, to $87.0 million for the three months ended December 31, 2009 as compared to the three months ended December 31, 2008. This was largely due to an increase of $37.7 million in staff expenses primarily resulting from increases in equity compensation costs recorded in the fourth quarter of 2009.

•

Depreciation and amortization expense decreased by $24.2 million, or 11 percent, to $193.0 million for the three months ended December 31, 2009 as compared to the three months ended December 31, 2008. The decrease was primarily due to the following:

•	a net decrease of $21.6 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated; and

•	a decrease of $6.3 million in amortization expense due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $3.7 million in depreciation expense resulting from the impact of satellites placed into service during the last quarter of 2008 and the fourth quarter of 2009.

•

Income from operations increased by $511.0 million to $228.7 million for the three months ended December 31, 2009 as compared to the three months ended December 31, 2008. The following material pre-tax charges affected the year-over-year comparisons:

•	a $326.8 million non-cash impairment charge taken in the fourth quarter of 2008 for which there was no similar charge in the fourth quarter of 2009; and

•

a $178.6 million increase in income from operations as a result of a decrease in the losses recognized on our derivative financial instruments from a loss of $186.6 million in the fourth quarter of 2008 to a loss of $8.0 million in the fourth quarter of 2009. The value of undesignated interest rate swaps decreased due to cash settlements for interest, representing the difference between the amount of floating rate interest received and the amount of fixed rate interest paid, offset by an increase in fair value as a result of marking-to-market.

•

Interest expense, net consists of the gross interest expense incurred less the amount of interest capitalized related to capital assets under construction and less interest income earned. The company also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. Interest expense, net decreased by $30.8 million, or 8 percent, to $335.0 million for the three months ended December 31, 2009, as compared to $365.8 million for the three months ended December 31, 2008. The decrease in interest expense was principally due to the following:

•	a decrease of $36.5 million due to lower interest rates on our variable rate debt in the fourth quarter of 2009 as compared to the fourth quarter of 2008; and

•	an increase of $11.1 million in capitalized interest expense; offset by

•

a net increase of approximately $12.9 million due to a higher principal amount outstanding of the 2017 PIK Notes, partially offset by a decrease in interest resulting from the purchase of a portion of the 2017 PIK Notes with proceeds from a the 2009 Jackson Notes Offering; and

•	an increase of $5.4 million in amortization of debt issuance costs.

The non-cash portion of total interest expense, net was $103.2 million for the three months ended December 31, 2009 and included $71.1 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the acquisition of our company in February 2008.

•

Gain on early extinguishment of debt was $19.7 million for the three months ended December 31, 2009. The increase of $19.1 million from $0.6 million in the three months ended December 31, 2008 was primarily related to the purchase of a portion of the 2017 PIK Notes in the fourth quarter of 2009 with the proceeds of the 2009 Jackson Notes Offering.

•

Other income, net was $32.4 million for the three months ended December 31, 2009 as compared to $5.9 million other expense, net for the three months ended December 31, 2008. The increase of $38.4 million was primarily related to a $27.3 million gain from the sale of our equity ownership in WildBlue Communications, Inc. in the fourth quarter of 2009, together with an increase of $11.1 million in exchange rate gains in the fourth quarter of 2009, as compared to the fourth quarter of 2008.

EBITDA, Intelsat Luxembourg Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $454.0 million for the three months ended December 31, 2009 reflected an increase of $525.1 million, from a loss of $71.1 million for the same period in 2008. The 2008 loss reflects non-cash charges of $326.8 million incurred in the fourth quarter of 2008 for orbital location impairments. Intelsat Luxembourg Adjusted EBITDA increased by $29.4 million, or 6 percent, to $488.9 million, or 79 percent of revenue, for the three months ended December 31, 2009 from $459.5 million, or 75 percent of revenue, for the same period in 2008.

At December 31, and September 30, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.4 billion and $9.5 billion, respectively.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2009
Network Services	49%	49%	49%	49%
Media	33%	31%	34%	31%
Government	16%	19%	15%	17%
Other	2%	1%	2%	3%

By Service Type

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2009
Transponder Services	75%	77%	76%	76%
Managed Services	13%	12%	13%	12%
Mobile Satellite Services and Other	6%	6%	5%	7%
Channel	6%	5%	6%	5%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operationsii was negative $162.7 million during the three months ended December 31, 2009, as a result of interest and satellite construction payments as well as changes in working capital during the period. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended December 31, 2009 totaled $487.1 million, including $25.2 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite and $210.0 million for the acquisition of the ProtoStar 1 satellite that is now known as Intelsat 25.

Intelsat generated negative free cash flow from operations of $69.5 million during the twelve months ended December 31, 2009. Payments for satellites and other property and equipment during the year ended December 31, 2009 totaled $943.1 million, including $97.9 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite and the acquisition of the ProtoStar 1 satellite described above.

Intelsat is in the process of procuring and building eight satellites that are expected to be launched in the next three years, including the Intelsat New Dawn satellite. In addition to these announced programs, the company expects to procure two additional replacement satellites during this period. Intelsat expects 2010 total capital expenditures to range from $825 million to $900 million, including some capital expenditures that were expected to be incurred in 2009 but that now are expected to be incurred in 2010. Expected annual capital expenditure ranges for fiscal years 2011 and 2012 are $800 million to $875 million, and $450 million to $525 million, respectively. This guidance excludes the capital expenditures associated with the Intelsat New Dawn satellite.

End Notes

[i]

For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to December 31, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the year ended December 31, 2009 compared to the combined twelve months ended December 31, 2008. This combination is not a measure in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

ii

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. All combined period results, EBITDA, Intelsat Luxembourg Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Luxembourg Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4 percent Senior Notes due 2017 and the 11  1/2% /12  1/2% Senior PIK Election Notes due 2017 issued by Intelsat (Luxembourg) S.A. (the “2017 PIK Notes”) on June 27, 2008. Please see the reconciliations of Intelsat Luxembourg Adjusted EBITDA to Intelsat S.A. EBITDA provided with the consolidated financial information below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EST on Tuesday, March 9, 2010 to discuss the company’s financial results for the three months and year ended December 31, 2009. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (800) 299-0433. Non-U.S. participants should call +1 (617) 801-9712. The participant pass code is 29899517. Participants will have access to a replay of the conference call through March 16, 2010. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 16867045.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2009 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009
Revenue	$608,789	$620,820
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	107,782	104,249
Selling, general and administrative	50,947	86,969
Depreciation and amortization	217,140	192,958
Transaction costs	1,926
Impairment of asset value	326,800	—
Losses on derivative financial instruments	186,556	7,984

Total operating expenses	891,151	392,160

Income (loss) from operations	(282,362)	228,660
Interest expense, net	365,786	334,987
Gain on early extinguishment of debt	592	19,676
Other income (expense), net	(6,010)	32,434

Loss before income taxes	(653,566)	(54,217)
Provision for (benefit from) income taxes	(129,245)	42,726

Net loss	(524,321)	(96,943)
Net (gain) loss attributable to noncontrolling interest	93	(87)

Net loss attributable to Intelsat S.A.	$(524,228)	$(97,030)

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009

Revenue	$190,261	$2,174,640	$2,364,901	$2,513,039
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	337,466	363,149	401,826
Selling, general and administrative	18,485	182,957	201,442	259,944
Depreciation and amortization	64,157	795,663	859,820	804,037
Transaction costs	313,102	1,926	315,028	—
Impairment of asset value	—	390,444	390,444	499,100
Losses on derivative financial instruments	11,431	155,305	166,736	2,681

Total operating expenses	432,858	1,863,761	2,296,619	1,967,588

Income (loss) from operations	(242,597)	310,879	68,282	545,451
Interest expense, net	80,275	1,295,458	1,375,733	1,362,823
Gain on early extinguishment of debt	—	576	576	4,697
Other income (expense), net	535	(11,957)	(11,422)	42,013

Loss before income taxes	(322,337)	(995,960)	(1,318,297)	(770,662)
Provision for (benefit from) income taxes	(10,476)	(109,561)	(120,037)	11,399

Net loss	(311,861)	(886,399)	(1,198,260)	(782,061)
Net loss attributable to noncontrolling interest	—	93	93	369

Net loss attributable to Intelsat S.A.	$(311,861)	$(886,306)	$(1,198,167)	$(781,692)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

			Combined
	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2009
Net loss attributable to Intelsat S.A.	$(524,228)	$(97,030)	$(1,198,167)	$(781,692)
Add:
Interest expense, net	365,786	334,987	1,375,733	1,362,823
Gain on early extinguishment of debt	(592)	(19,676)	(576)	(4,697)
Provision for (benefit from) income taxes	(129,245)	42,726	(120,037)	11,399
Depreciation and amortization	217,140	192,958	859,820	804,037

Intelsat S.A. EBITDA	$(71,139)	$453,965	$916,773	$1,391,870

Intelsat S.A. EBITDA margin	-12%	73%	39%	55%

Note:

Intelsat S.A. EBITDA consists of earnings before net interest, gain on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat S.A. EBITDA to provide further information with respect to its operating performance. Intelsat S.A. EBITDA margin is defined as Intelsat S.A. EBITDA divided by total revenue. Intelsat uses Intelsat S.A. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat S.A. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat S.A. EBITDA and Intelsat S.A. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat S.A. EBITDA or Intelsat S.A. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT LUXEMBOURG ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED

EBITDA

($ in thousands)

	Three Months Ended December 31,		Combined Year Ended December 31,	Year Ended December 31,
	2008	2009	2008	2009
Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$208,265	$324,354	$895,762	$873,656
Depreciation and amortization	(217,140)	(192,958)	(859,820)	(804,037)
Impairment of asset value	(326,800)	—	(390,444)	(499,100)
Provision for doubtful accounts	(72)	2,309	5,215	(3,387)
Foreign currency transaction gain (loss)	(8,128)	2,994	(6,104)	7,798
Loss on disposal of assets	(389)	(148)	(588)	(2,709)
Share-based compensation expense	(20)	(32,928)	(199,564)	(56,965)
Deferred income taxes	144,727	(12,037)	163,426	43,258
Amortization of discount, premium and other non-cash items	(34,551)	(32,111)	(202,208)	(125,337)
Interest paid-in-kind	(69,803)	(71,074)	(210,481)	(298,030)
Gain on early extinguishment of debt	592	19,676	592	5,180
Share in gain (loss) of unconsolidated affiliates	135	129	(17,127)	517
Gain on sale of investment	—	27,333	—	27,333
Unrealized gains (losses) on derivative financial instruments	(177,843)	19,475	(142,312)	83,953
Other non-cash items	(5,526)	(472)	(5,969)	(178)
Changes in operating assets and liabilities, net of effect of acquisition	(37,675)	(151,572)	(228,545)	(33,644)

Net loss attributable to Intelsat S.A.	$(524,228)	$(97,030)	$(1,198,167)	$(781,692)

Add (Subtract):
Interest expense, net	365,786	334,987	1,375,733	1,362,823
Gain on early extinguishment of debt	(592)	(19,676)	(576)	(4,697)
Provision for (benefit from) income taxes	(129,245)	42,726	(120,037)	11,399
Depreciation and amortization	217,140	192,958	859,820	804,037

Intelsat S.A. EBITDA	$(71,139)	$453,965	$916,773	$1,391,870

Add (Subtract):
Parent and intercompany expenses, net	3,059	3,640	13,567	12,723
EBITDA from unrestricted subsidiaries	—	164	—	(822)
Compensation and benefits	639	39,142	5,420	61,229
Transaction costs	1,926	—	315,028	—
Acquisition related expenses	2,311	5,797	10,240	23,188
Share in (gain) loss of unconsolidated affiliates	(136)	(129)	17,111	(517)
Satellite impairment charge	326,800	—	390,444	499,100
Losses on derivative financial instruments	186,556	7,984	166,736	2,681
Gain on sale of investment	—	(27,333)	—	(27,333)
Non-recurring and other non-cash items	11,837	7,720	30,523	23,475
Satellite performance incentives	(2,313)	(2,084)	(10,789)	(8,686)

Intelsat Luxembourg Adjusted EBITDA	$459,540	$488,866	$1,855,053	$1,976,908

Intelsat Luxembourg Adjusted EBITDA Margin	75%	79%	78%	79%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(180,005)	(191,562)	(772,890)	(763,339)
Parent and intercompany expenses	256	220	1,033	413
Non-recurring intercompany expenses	—	—	34,991	—
Satellite performance incentives	2,313	2,084	10,789	8,686

Sub Holdco Adjusted EBITDA	$282,104	$299,608	$1,128,976	$1,222,668

Note:

Intelsat calculates a measure called Intelsat Luxembourg Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 PIK Notes. Intelsat Luxembourg Adjusted EBITDA consists of Intelsat S.A. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. Intelsat Luxembourg Adjusted EBITDA as presented above is calculated only with respect to Intelsat (Luxembourg) S.A. and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Luxembourg Adjusted EBITDA Margin is defined as Intelsat Luxembourg Adjusted EBITDA divided by Intelsat (Luxembourg) S.A. total revenue.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Luxembourg Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Luxembourg Adjusted EBITDA or Intelsat Luxembourg Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2008	As of December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$477,571
Receivables, net of allowance of $20,237 in 2008 and $20,517 in 2009	302,934	294,539
Deferred income taxes	48,623	50,643
Prepaid expenses and other current assets	56,883	33,561

Total current assets	878,651	856,314
Satellites and other property and equipment, net	5,339,671	5,781,955
Goodwill	6,774,334	6,780,827
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	978,599
Other assets	583,201	487,140

Total assets	$17,657,332	$17,342,935

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$157,519
Employee related liabilities	49,184	48,882
Accrued interest payable	410,082	369,376
Current portion of long-term debt	99,358	97,689
Deferred satellite performance incentives	26,247	18,683
Deferred revenue	78,082	53,671
Other current liabilities	56,950	68,823

Total current liabilities	845,213	814,643

Long-term debt, net of current portion	14,773,975	15,223,010
Deferred satellite performance incentives, net of current portion	128,972	128,774
Deferred revenue, net of current portion	166,311	254,636
Deferred income taxes	562,742	548,719
Accrued retirement benefits	235,014	239,873
Other long-term liabilities	436,258	335,159

Noncontrolling interest	4,500	8,884

Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value, 12,000 and 100,000,000 shares authorized; 12,000 and 5,000,000 shares issued and outstanding at December 31, 2008 and December 31, 2009, respectively	12	5,000
Paid-in capital	1,461,006	1,520,616
Accumulated deficit	(886,306)	(1,667,998)
Accumulated other comprehensive loss	(70,365)	(68,381)

Total shareholder’s equity (deficit)	504,347	(210,763)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$17,342,935

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009
Cash flows from operating activities:
Net loss	$(524,321)	$(96,943)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	217,140	192,958
Impairment of asset value	326,800	—
Provision for doubtful accounts	72	(2,309)
Foreign currency transaction gain	8,128	(2,994)
Loss on disposal of assets	389	148
Share-based compensation expense	20	32,928
Deferred income taxes	(144,727)	12,037
Amortization of discount, premium, issuance costs and other non-cash items	34,551	32,111
Interest paid-in-kind	69,803	71,074
Gain on early extinguishment of debt	(592)	(19,676)
Share in gains of unconsolidated affiliates	(135)	(129)
Gain on sale of Investment	—	(27,333)
Unrealized (gains) losses on derivative financial instruments	177,843	(19,475)
Net gain (loss) attributable to noncontrolling interest	93	(87)
Other non-cash items	5,526	472
Changes in operating assets and liabilities net of effect of acquisition:
Receivables	3,329	24,797
Prepaid expenses and other assets	(56,737)	2,119
Accounts payable and accrued liabilities	66,729	71,677
Deferred revenue	231	37,688
Accrued retirement benefits	833	1,488
Other long-term liabilities	23,290	13,803

Net cash provided by operating activities	208,265	324,354

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(118,448)	(487,098)
Other investing activities	7,039	2,125

Net cash used in investing activities	(111,409)	(484,973)

Cash flows from financing activities:
Repayments of long-term debt	(26,234)	(365,125)
Repayment of revolving credit facility	(241,221)	—
Proceeds from issuance of long-term debt	—	532,722
Repayment of loan proceeds received from Intelsat Holdings	—	(34,000)
Capital contributions from parent	—	12,000
Debt issuance costs	2,096	(10,191)
Noncontrolling Interest in New Dawn	—	377
Principal payments on deferred satellite performance incentives	(4,723)	(5,034)
Principal payments on capital lease obligations	(4,554)	(96)

Net cash provided by (used in) financing activities	(274,636)	130,653

Effect of exchange rate changes on cash and cash equivalents	(8,128)	2,994

Net change in cash and cash equivalents	(185,908)	(26,972)
Cash and cash equivalents, beginning of period	656,119	504,543

Cash and cash equivalents, end of period	$470,211	$477,571

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$210,968	$175,246
Income taxes paid	14,784	8,791

Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$21,175	$16,705
Accrued capital expenditures	(3,651)	18,043
Put option derivatives	—	2,892

INTELSAT S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1 to January 31, 2008	Period February 1 to December 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2009
Cash flows from operating activities:
Net loss	$(311,861)	$(886,399)	$(1,198,260)	$(782,061)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,157	795,663	859,820	804,037
Impairment of asset value	—	390,444	390,444	499,100
Provision for doubtful accounts	3,922	(9,137)	(5,215)	3,387
Foreign currency transaction gain (loss)	(137)	6,241	6,104	(7,798)
Loss on disposal of assets	—	588	588	2,709
Share-based compensation expense	196,414	3,150	199,564	56,965
Deferred income taxes	(16,668)	(146,758)	(163,426)	(43,258)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	195,714	202,208	125,337
Interest paid-in-kind	—	210,481	210,481	298,030
Gain on early extinguishment of debt	—	(592)	(592)	(5,180)
Share in (gains) losses of unconsolidated affiliates	—	17,127	17,127	(517)
Gain on sale of investment	—	—	—	(27,333)
Unrealized (gains) losses on derivative financial instruments	11,748	130,564	142,312	(83,953)
Net loss attributable to noncontrolling interest	—	93	93	369
Other non-cash items	108	5,861	5,969	178
Changes in operating assets and liabilities, net of effect of acquisition:
Receivables	358	16,080	16,438	5,008
Prepaid expenses and other assets	(25,270)	(47,741)	(73,011)	20,071
Accounts payable and accrued liabilities	70,704	139,519	210,223	(53,107)
Deferred revenue	14,342	32,718	47,060	63,914
Accrued retirement benefits	78	1,802	1,880	4,860
Other long-term liabilities	5,230	20,725	25,955	(7,102)

Net cash provided by operating activities	19,619	876,143	895,762	873,656

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(397,759)	(422,460)	(943,133)
Proceeds from sale of other property and equipment	—	—	—	686
Capital contributions to unconsolidated affiliates	—	(27,280)	(27,280)	(12,210)
Other investing activities	—	15,142	15,142	7,562

Net cash used in investing activities	(24,701)	(409,897)	(434,598)	(947,095)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(6,280,165)	(6,449,012)	(823,309)
Repayment of revolving credit facility	—	(241,221)	(241,221)	—
Proceeds from issuance of long-term debt	—	5,012,783	5,012,783	961,917
Loan proceeds received (repaid) from/to Intelsat Holdings	—	34,000	34,000	(34,000)
Proceeds from revolving credit facility	150,000	241,221	391,221	—
Capital contributions from parent	—	—	—	12,000
Debt issuance costs	—	(119,633)	(119,633)	(17,522)
Repayments of funding of capital expenditures by customer	—	(30,862)	(30,862)	—
Payment of premium on early retirement of debt	—	(88,104)	(88,104)	—
Noncontrolling interest in New Dawn	—	—	—	377
Principal payments on deferred satellite performance incentives	(1,333)	(23,302)	(24,635)	(24,603)
Principal payments on capital lease obligations	(2,124)	(9,148)	(11,272)	(1,859)

Net cash provided by (used in) financing activities	(22,304)	(1,504,431)	(1,526,735)	73,001

Effect of exchange rate changes on cash and cash equivalents	137	(6,241)	(6,104)	7,798

Net change in cash and cash equivalents	(27,249)	(1,044,426)	(1,071,675)	7,360
Cash and cash equivalents, beginning of period	426,569	1,514,637	1,541,886	470,211

Cash and cash equivalents, end of period	$399,320	$470,211	$470,211	$477,571

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$119,399	$712,284	$831,683	$978,515
Income taxes paid	4,028	44,687	48,715	52,070

Supplemental disclosure of non-cash investing activities:
Capitalization of deferred satellite performance incentives	$—	$21,175	$21,175	$16,705
Accrued capital expenditures	13,363	32,017	45,380	78,151
Put option derivatives	—	—	—	14,600

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

			Combined
	Three Months Ended December 31, 2008	Three Months Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2009
Net cash provided by operating activities	$208,265	$324,354	$895,762	$873,656
Payments for satellites and other property and equipment (including capitalized interest)	(118,448)	(487,098)	(422,460)	(943,133)

Free cash flow from (for) operations	$89,817	$(162,744)	$473,302	$(69,477)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.